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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                           BANKATLANTIC BANCORP, INC.

                 Pursuant to Sections 607.1002, 607.1006 and 607.1007 of the Florida Business Corporation Act, the undersigned, Chairman of the Board of BANKATLANTIC BANCORP, INC., a Florida corporation (the "Corporation"), hereby executes and submits for filing with the Department of State, State of Florida, these Amended and Restated Articles of Incorporation, to read as follows:


                          ARTICLE I - NAME AND ADDRESS

                 The name of this Corporation is BankAtlantic Bancorp, Inc.
The address of the principal office and the mailing address of this Corporation is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.


                              ARTICLE II - PURPOSE

                 This Corporation is organized for the purpose of transacting any and all lawful business.


                          ARTICLE III - CAPITAL STOCK

                 The aggregate number of shares of capital stock which this Corporation shall have authority to issue is Fifty Five Million (55,000,000) of which Ten Million (10,000,000) shall be preferred stock, par value $.01 per share, and of which Forty Five Million (45,000,000) shall be common stock, par value $.01 per share, consisting of Thirty Million (30,000,000) shares of a class designated "Class A Common Stock" and Fifteen Million (15,000,000) shares of a class designated "Class B Common Stock" (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the "Common Stock"). The preferred stock may be divided into and issued in series by the Board of Directors as set forth below. The Board of Directors shall fix the consideration to be received for each share. Such consideration shall consist of any tangible or intangible property or benefit to this Corporation, including cash, promissory notes, services performed or securities of other corporations or entities and shall
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have a value, in the judgment of the Board of Directors, equivalent to or greater than the full par value of the shares. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

                          A.      Class A Common Stock and Class B Common
Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges except as set forth in this Article III A. The relative rights, preferences, privileges and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

                                  1.       Voting.  Except as provided in this
Article III (or in any supplementary sections thereto), the holders of the Class B Common Stock shall exclusively possess all voting power. Each holder of shares of Class B Common Stock shall be entitled to one vote per share. Each holder of shares of Class A Common Stock shall not be entitled to vote. There shall be no cumulation of votes for the election of directors.

                                  2.       Dividends.        Whenever there
shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of a sinking fund, retirement fund, or other required payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends when and as declared by the Board of Directors out of any assets legally available for the payment of dividends. Holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors, provided that (i) with respect to dividends payable in cash, the distribution per share of Class A Common Stock must be equal to at least 110% of the amount of the distribution per share of Class B Common Stock and (ii) with respect to dividends or other distributions payable other than in cash, including distributions pursuant to stock dividends or stock splits or divisions, the distribution per share of Class A Common Stock must be identical to the distribution per share of Class B Common Stock, except that a dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock and a dividend or other distribution of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock provided that in each case the number of shares so declared and issued on a per share basis to such holders is the same.

                                  3.       Rights upon Liquidation or
Dissolution.    In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of Common Stock (and the holders of any class or series of stock entitled to participate with such stock in





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the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities;
(ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation. Each share of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, as a single class, in such remaining assets of the Corporation.

                          B.      Preferred Stock.  The preferred stock may be
divided into one or more series or classes, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is authorized to divide the preferred stock into one or more series or classes, by adoption of supplementary sections or amendments to the articles of incorporation, having the relative rights, preferences and limitations as may from time to time be determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is authorized to fix and determine:

                                  1.       The number of shares which shall
constitute the series and the designation of such shares;

                                  2.       The rate and the time at which
dividends on that series shall be paid, whether dividends shall be cumulative and the participating or other special rights, if any, with respect to dividends;

                                  3.       The voting powers, full or limited,
if any, of shares of such series;

                                  4.       Whether the shares of such series
shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed and the terms and amount of any sinking fund or purchase fund, if any, for the purchase or redemption of that series;

                                  5.       The amount(s) payable upon the
shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

                                  6.       The terms upon which the holder of
any series may convert their shares into any class or classes;

                                  7.       The price or other consideration for
which the shares of such series shall be issued; and

                                  8.       Whether the shares of such series
which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares





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may be reissued as shares of the same or any other series of serial preferred stock.

                 Each share of each series of serial preferred stock shall have the same relative rights as and be identical in respects with all the other shares of the same series.


                         ARTICLE IV - PREEMPTIVE RIGHTS

                 Shareholders shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.


                ARTICLE V - INITIAL REGISTERED OFFICE AND AGENT

                 The street address of the initial registered office of this Corporation is 150 West Flagler Street, Miami, Florida 33130 and the name of the initial registered agent of this Corporation is Alison W. Miller.


                              ARTICLE VI - BYLAWS

                 The power to alter, amend or repeal the Bylaws shall be vested in each of the Board of Directors and the shareholders of this Corporation.


                         ARTICLE VII - INDEMNIFICATION

                 This Corporation shall indemnify any officer or director, or any former officer or director of this Corporation, to the fullest extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which any Director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted.


                            ARTICLE VIII - AMENDMENT

                 This Corporation reserves to its shareholders the right to amend or repeal any provisions now or hereafter contained in these Articles of Incorporation. Any rights which these Articles of Incorporation may confer upon this Corporation may be modified or cancelled by a vote of the holders of a majority of the Corporation's stock entitled to vote thereon to amend or repeal said Articles of Incorporation.

                 The foregoing Amended and Restated Articles of Incorporation were duly adopted and approved without shareholder





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action by the Board of Directors of the Corporation at a duly called meeting on
May 14, 1996. Pursuant to Section 607.1007 of the Florida Business Corporation Act, shareholder action was not required with respect to the adoption of the foregoing Amended and Restated Articles of Incorporation.

                 IN WITNESS WHEREOF, the undersigned Chairman of the Board of the Corporation has executed these Amended and Restated Articles of Incorporation in his capacity as such this 15th day of May, 1996.

                                        BANKATLANTIC BANCORP, INC.


                                        /s/ Alan B. Levan
                                        --------------------------------------
                                        Alan B. Levan, Chairman of the
                                        Board





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